Atrinsic, Inc.
Third Quarter 2009 Earnings Conference Call
November 11, 2009

Operator:                                             Ladies and gentlemen, welcome to the Atrinsic, Inc. Third Quarter 2009 Earnings conference call on the 11th of November, 2009.  Throughout today’s presentation, all participants will be in a listen-only mode.  After the presentation, there will be an opportunity to ask questions.  If any participants have difficulty hearing the presentation, please press the star followed by the zero on your telephone for operator assistance.

I will now hand the conference over to Sam Recenello.  Please go ahead.

Sam Recenello:                                   Good morning and welcome to the Atrinsic conference call to discuss the company’s third quarter 2009 financial results.  All participants have been placed on a listen-only mode and the floor will be open for questions and comments following the presentation.

I would like to point out the during the course of the conference call, there may be statements made relating to future results of the company that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results, performance, or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the company’s filings with the Securities and Exchange Commission.

It should also be noted that the webcast of today’s conference call may be found on the Internet by visiting the Atrinsic corporate website at www.atrinsic.com and then selecting Investor Relations at the top of the webpage, and then clicking on Events and Presentations.  Also on that website, you will find a link to the news release we issued to announce the company’s third quarter 2009 financial results and webcast.  An archived version of the webcast will shortly be accessible from our Investor Relations site and will be available for at least the next 12 months pursuant to SEC guidelines.

Joining me on the call today is Jeffrey Schwartz, now Interim Chief Executive Officer of Atrinsic, and Andrew Zaref, the company’s Chief Financial Officer.

Now, I would like to turn the call over to Mr. Zaref.  Mr. Schwartz, I’m sorry.

Jeffrey Schwartz:                                Thank you, Sam, and welcome to our third quarter conference call.  My name is Jeffrey Schwartz and I’m the Interim CEO of Atrinsic.

As you know, there have been a number of changes at the company over the past six months.  Burton Katz, our former CEO, has exited the business.  I’ve been asked to step in as Interim CEO to move the business forward during this period of transition.  I’ve been on the Atrinsic Board of Directors since November of 2008 serving in the role as Chairman of the Audit Committee.  I’ve taken on this new assignment with enthusiasm, respectful of the many assets of the company, including an employee base that is passionate about our work and committed to the success of the company.  However, I am also well aware that our business faces some very real challenges.  These are represented in the financial results we are reporting to you today.

Briefly, by way of background, I come to Atrinsic with a decade of performance marketing experience.  I was educated at the University of Southern California where I received my Bachelor’s, Master’s, and Doctorate, and went on to begin my career at the Walt Disney Company.  I was CEO of Autoweb and Autobytel, both NASDAQ-listed companies, and I’ve been active in a number of performance marketing and web publishing businesses since that time.  I currently sit on the Board of US Auto Parts, a leading automotive e-commerce company.

The financial and operating results we are reporting today are not acceptable and we are committed to getting the company back on track.  In terms of orientation, I’m a firm believer that the starting point is focus, that attention is forceful in proportion to the narrowness of its focus.  For Atrinsic, this means addition by subtraction; getting the business down to the core set of things that we can do better than any other company and using that as the firm basis from which to expand.  In the six weeks that I’ve been here, this process has begun in earnest and we are beginning to see the early signs of progress.

As a company, we are focused on a limited number of tasks, all of which represent rebuilding and nurturing core assets of the company.  Let me give you the three areas which are the subject of management focus.  We intend to have operational excellence in these areas and will ask you to measure our progress, in part, by how we achieve success here.

First, Atrinsic will regain market leadership in the area of lead generation.  Dating back, the assets inside of Atrinsic were responsible for industry leadership in terms of lead volumes and lead values.  While this is no longer the case today, many of the underlying assets and competencies remain inside of the business.  We need management focus and innovation to regain market leadership.  We have to rekindle the creativity and entrepreneurialism inside the organization that is emblematic of a company that delivers the highest quality performance marketing products to its advertisers.  We are focused on regaining this position of prominence and feel confident that we can do this in the coming quarters.  Last week, the ad:tech conference was in New York.  We had the opportunity to meet with many of our partners to discuss our plans to ramp our lead-gen and product marketing capabilities.  Our plans have been greeted with enthusiasm and I believe that we can leverage many of these relationships in the coming quarters.  There are early signs of recovery in Internet marketing and we are having many productive discussions with advertisers about working with us.

Second, as you know, our mobile and LEC tel products serve as an important source of monetization of our own and third-party media.  We should be the largest advertiser inside of our own network and we should build the market products that delight consumers.  We are committed to developing industry-leading products, not just in the mobile and LEC tel areas, but in the larger categories of lead generation and performance marketing.  We believe that we own, can create, and can cost efficiently buy media that delivers significant value to advertisers.  Performance marketing is a growing advertising category on the Internet and we will regain leadership in this area.

Lastly, we are focused on and committed to enhancing our own media properties.  Thankfully, we have some very good assets here that drive considerable traffic, assets that today serve as a primary driver of our lead-gen efforts.  These assets will be fully exploited and we will work to build new media sources that further enhance our own media properties.  This is critical as the unit economics of our business, the leverage, is significantly enhanced when those leads are coming off our own media properties.  We have several initiatives in the works already, including a retooled ShopIt site that we believe will be an important addition to our own media portfolio.

I firmly believe that focus on these three areas will create a renaissance at Atrinsic.  They will allow us to reclaim ownership of our core business which should provide a solid footing for future growth and profitability.  A highly focused business is about opportunity selection, not creation.  There are significant market opportunities inside of our core business and immediately adjacent to it that could form the basis of the company with significant enterprise value.

Let me briefly update you on our current thinking and progress on the agency, mobile, and Kazaa.  The agency side of our business seems to be stabled up, and we are fortunate to have strong leadership in this area.  We are competing aggressively in the market for new accounts and are cautiously optimistic that the agency will be a source of revenue growth and profitability in the coming year.  We are also making some internal resource allocation decisions and investments in the area so as to differentiate our product offering in the marketplace.

Mobile has been an important theme inside of our business and that will continue to be the case.  We view mobile as an important source of distribution for our products, promotions, and our content, and we’ll look to expand it throughout 2010.  Mobile will not have a business strategy that is disconnected from the overall strategy of the company.  It will support and enhance our larger companywide initiatives.

Kazaa marketing and product initiatives reached an inflexion point during the quarter.  As Andrew will discuss, we invested substantial capital into the venture during the quarter and we had a significant allocation of internal resources on the products.  Unfortunately, we did not see the results in terms of subscribers that we anticipated, and we are working with our partners to retrench a bit until a new site and other product enhancements are launched in the first quarter.  We will remain a marketing partner on the product and we remain enthusiastic about the music category broadly, but we have scaled back our investments until such time as the LTV’s get in line with the fixed and variable marketing costs of the business.

As we move into Q4 and think about the business in 2010, these are things we are thinking about.  I realize that we have had a very tough year, but the journey of a thousand miles begins with the first step.  We have taken that step and I am confident in our ability to create a business characterized by revenue growth and profitability, in short order.  We are focused on the revenue side of the business, certainly, but also our being appropriately deliberative about our internal expense structure.

I thank you for your support.  I will now turn the call over to Andrew Zaref, our CFO, to discuss the financial results.  Andrew?

Andrew Zaref:                                     Thank you, Jeff, and good morning.  I’m going to take a few minutes to review with you certain financial highlights of the quarter.

Revenues for the third quarter of 2009 and 2008 totaled 14.9 and 30.8 million, a decrease of 15.9 million or 52%.  More specifically, the company’s revenues derived from subscription-based activities declined by 10.5 million, or 68%, as a result of the decline from an average 800,000 subscribers last year to an average 280,000 subscribers in the third quarter of 2009.  The decline is partially attributable to the fact that the company had acquired the ringtone.com subscriber base on June 30th, 2008, the very beginning of the third quarter of 2008.  However, we also had fewer subscribers in virtually all subscription-based mobile and landline products, with the exception of Kazaa, for which marketing formally began during the second quarter of 2009.

Revenues derived from transactional-based activities decreased from 15.5 million to 10 million, a decrease of 5.5 million or 35%.  Atrinsic Interactive, our agency business, was negatively impacted by a reduction in discretionary advertising expenditures by our clients.

Revenues from our lead-gen and content properties also declined largely as a result of lower transaction volume and rate reductions.  As Jeff mentioned, we’ve taken definitive action to refocus on our core lead generation business.  These activities serve as the forefront to generate enhanced distribution for our internal proprietary products and the products of our third-party advertisers.

Operating expenses totaled 19.9 million for the third quarter of 2009 compared to 30.8 million for the third quarter of 2008, a decrease of 10.8 million or 35%.  The decline is largely attributable to a $10.9 million reduction in third-party media costs which, to a degree, correlates to the reduction in revenues.

Further during the third quarter of 2009, we expended approximately $2 million towards the development and launch of Kazaa, our subscription-based music offering.  We believe that other than third-party media costs, sizeable efficiencies are being achieved through specific actions taken to date.  Those initiatives include improved productivity and headcount reductions, facilities consolidation, and conversion of several operating expenses to a variable basis from a fixed basis.  In addition, with the deferment of certain provisions of Sarbanes-Oxley, coupled with significant progress achieved concerning our pre-acquisition legal matters, we’ve significantly reduced the prospective run rate of professional fees and other general and administrative type expenses.  Prospectively, we’re continuously monitoring the marketplace and our operating performance and we will make investments where necessary to accomplish our goals and objectives, although we’re committed to returning to profitability and the generation of positive cash flows.

Adjusted EBITDA for the quarter was a negative 4.3 million as compared to a positive 1.3 million earned for the third quarter of 2008.  As Jeff mentioned, these results are unacceptable and we’re taking the necessary actions to address the near-term business climate, launch new products and reposition ourselves with business partners and advertisers, realign our fixed operating costs to better align those costs with our revenues, and make the right investments in the right people, process, products, and systems to grow.

Now turning to the balance sheet.  The company ended the quarter with $17.6 million in cash and adequate working capital.  The primary use of our cash for investment purposes during the quarter included approximately $450,000 to complete our strategic investment in Shopit, and approximately $410,000 in capital expenditures which are necessarily to complete our investment in the technologies necessary to improve our products and services.

From an operating perspective, we are using cash to support our ongoing operating activities.  We continuously monitor our capital structure and limit our cash outlay wherever possible to conserve resources for selected investments and growth.

Let me turn the call back to Jeff, our Interim Chief Executive Officer.

Jeffrey Schwartz:                               Thank you, Andrew.  As I stated earlier, our strategy at this time is to focus on a limited number of things in and around our core business.  We believe that we can regain market leadership in this area and use this as the basis for future expansion.  We look forward to keeping you apprised of our progress and, as always, thank you for your support during this time of transition.

We will now open the call up to questions.  Operator?

Operator:                                              Thank you very much.  And if any participant would like to ask a question, please press the star followed by the one on your telephone.  If you wish to cancel a request, please press the star followed by the two.  Your questions will be polled in the order they are received, and there will be a short pause while you register.

And once again, ladies and gentlemen, if you do wish to ask a question, please press the star followed by the one on your telephone.

Thank you.  The first question is from Dave Bench from Trinad.  Please go ahead with your question.

David Bench:                                        Thanks, guys.  Jeff, if you could just go through a little bit in more detail in terms of Shopit and, you know, what you see coming forward from that product.  You mentioned there, a little bit retooling there.

And also, if you could discuss what the cash position should look like at the end of the year, that would be really helpful.  Thank you.

 Jeffrey Schwartz:                              Okay, Dave.  This is Jeffrey.  I’ll jump in on the Shopit question.  So, you know, we acquired, we completed the acquisition in the third quarter.  Shopit is a social commerce application and, candidly, we bought a business that was incomplete.  And so, you know, it was an asset purchase.  We’re busy today working on a new product, we think that there’s a substantial market opportunity, we’ve done a good amount of competitive analysis.  And so we’re in the process now of developing our product plans and are going to begin to do some heavy lifting on the actual application itself.  Probably look towards the first part of Q1 for a more formal announcement and product launch.  We think that we can create a business model there that is really unique, that’s not necessarily only driven by our promotional lead-gen but is a product that’s based on usage, and we’re really very excited about it.  So, Dave, nothing big to report on Shopit today other than to tell you that we’re focused on it and believe that we can re-launch the product in the first quarter of next year.

Andrew Zaref:                                     Dave, if it’s okay, I’ll handle, sort of, the cash position.  So, we ended the quarter with 17.6 million.  To sort of address it in the context of the statement of cash flows, you should expect to see nothing of a financing type nature in the fourth quarter.

Equally, from an investment perspective, as Jeff said, there certainly is very much a refocus on organic core operating type activities, so I don’t think you’ll see us using any cash to do any sort of M&A in the next two months, which would get us through the rest of the year.  I wouldn’t look for much there.

Addressing it from an operating perspective, I’ll sort of divide that into two.  As it relates to the ongoing operations of the company, you will see us use cash to support the ongoing operating activities of the company.  We’re certainly working on revenue growth and returning to a cash flow positive position but I can’t see that happening in the fourth quarter.  Jeff is six weeks in, and even if we decide to reduce some expenses to get there, well, that’s not necessarily, but we’re certainly committed to doing that, you can’t always do that as fast as what you want.  So you will see us use cash from an operating perspective.

But there’s also a bunch of what’s called unusual and infrequent type activities that are going on in the company.  Two or three that come to mind, if you look at our balance sheet, you’ll see some sizeable income tax receivables.  As soon as the Internal Revenue Service completes the processing of some of our returns, we are expecting some monies coming back out of the IRS which will add to our cash position.  We can redeploy that into the operations.  In addition, there’s a bunch of legal matters out there for the company, some in which we are the plaintiff and some in which we are the defendant, and a lot of those type things rely on timing of process.  So we are expecting both some cash inflows and cash outflows.  To the extent those two don’t match in the particular timeframe, you could see some deviation in the cash balance.

David Bench:                                        That should be towards the positive or towards the negative?

Andrew Zaref:                                      I’m sorry, could you repeat that?

David Bench:                                       That should be towards the positive?  In other words, an increase in cash over the next quarter on that side?  Or a decrease?

Andrew Zaref:                                     That is very much the case.  It could go either way.  Over, let’s call it, the next 12 weeks, I think the inflows will equal the outflows.  But between now and 12/31, if the timing doesn’t work right, you could see a swing of, you know, a sizeable number.  But there’s always the other side that’s coming in time.

Jeffrey Schwartz:                                Dave, the thing that, I think, I’m focused on is the trend, right?  And so, I think what we’re looking to see is, we’re looking to see a monthly trend that is getting better, obviously.  And I’m particularly focused on the travel rate out of Q4 into the first quarter.  And as we look at some of the initiatives that we’ve been able to launch over the last six weeks, both on the expense side and on the revenue side, I’m feeling pretty confident that our travel rate as of December will be in a place that will give us a good run and nice profitability for next year.

David Bench:                                         Great.  Thanks a lot.

Operator:                                              And as a reminder, if you would like to ask a question, please press the star followed by the one on your telephone.

And the next question is from Marty Elbaum from Horizon Networks.  Please go ahead.

Marty Elbaum:                                     Yes.  Good morning, gentlemen.  Jeff, I’m a shareholder for a while now and I’m really, I got to tell you, I’m really disappointed, and I think the Board should be accountable for what has happened to the company.  And I think they waited a little too long and they let the Katz family destroy this company.  And, you know, I think we’re going in a lot of different directions now and I really don’t think we’re zeroing in on one specific direction.

 I can’t understand the investment in Kazaa because I’ve tried to speak to Katz previously, he ignored my calls, and I understand that he’s no longer there.  But where do you see the revenue?  This is a company that has had a lot of lawsuits, a lot of problems, they’ve lost their following.  And how do you expect to make money with something like this?  Can you explain this to me?

Jeffrey Schwartz:                                Thanks for the question, Marty.  Look, we’re, you know, the company’s had a difficult year, no doubt about it.  We’re focused on getting back to the core.  It’s, in my experience, the way we’re going to create a renaissance here, Marty, is to focus on the things that we used to do well.  These assets used to form the basis of a very profitable and growing lead generation business, particularly the traffic assets.  So, those assets remain here and they can be deployed in a very profitable way.  We’re focused on rebuilding those assets, both from our content sites as well as our promotional lead-gen sites.

Marty, what you have to realize is that it all starts with bringing people in through the door.  And when we lose the flow of consumers through our own content sites and our own promotional media sites, we ultimately lose the consumers into our subscription business as well.  So by refocusing on the core, which is bringing consumers through our media properties, I think we can create a renaissance in our subscription business as well.  That being said, we still need to deploy some new products, Marty.  We have not successfully deployed any new products in some time and we’re focused on doing so.

So, I think, the way we make money here, Marty, is getting back to the core, getting back to the basics, getting highly focused on what we used to do well, and using that as the point to build out from.

Operator:                                              Thank you.  Has that answered your question?

Thank you.  And as a reminder, if you would like to ask a question, please press the star followed by the one on your telephone.

Thank you.  I would now like to hand the call back to Sam Recenello.  Please go ahead.

Sam Recenello:                                    Good morning.  This concludes our earnings call for Atrinsic’s 2009 third quarter results.  Thank you all and have a very nice day.

Operator:                                               Ladies and gentlemen, thank you for your participation.  You may now disconnect.